Exhibit 99.1

        W-H Energy Services Announces Fourth Quarter Earnings


    HOUSTON--(BUSINESS WIRE)--Jan. 31, 2005--W-H Energy Services, Inc. (NYSE:WHQ) announced fourth quarter income from continuing operations of $7.5 million or $0.26 per share compared with $5.1 million or $0.18 per share reported in the preceding quarter. This 47% increase in income from continuing operations from the prior quarter was due primarily to improved utilization in the Company's drilling segment. For the same period in the prior year, the Company reported income from continuing operations of $3.2 million or $0.11 per share.
    The Company projects that earnings per share will range from $0.24 to $0.28 for the quarter ending March 31, 2005. The estimate provides for approximately $0.01 to $0.02 per share related to the Company's early adoption of Statement of Financial Accounting Standards 123R, under which non-cash expense related to the issuance of stock options is recorded in the income statement.
    Income from continuing operations for the year ended December 31, 2004 was $22.0 million or $0.78 per share (after exclusion of the $1.9 million after tax write-off of non-cash financing costs associated with the new credit facility entered into on June 30, 2004) which is up 14 percent from the $19.2 million or $0.69 per share reported for the year ended December 31, 2003. Revenues for the year ended December 31, 2004 of $462.4 million and operating income of $43.6 million were 26 percent and 10 percent higher than the prior year, respectively.
    Revenues for the fourth quarter of $131.0 million and operating income of $14.1 million were 38 percent and 85 percent higher than the fourth quarter of 2003, respectively. On a sequential basis, revenues and operating income increased by 13 percent and 42 percent, respectively.
    Domestic revenues increased 49 percent as compared to the fourth quarter of last year and were 9 percent higher than the preceding quarter. International revenues decreased 8 percent as compared to the fourth quarter of last year and were 67 percent higher than the previous quarter.
    As anticipated, the Company has completed its exit from the maintenance and safety segment of its business having sold Charles Holston, Inc. in December. The exit from this segment resulted in an after-tax loss from discontinued operations for the year ended December 31, 2004 of approximately $2.1 million or $0.07 per share.

    QUARTERLY SEGMENT RESULTS

    Drilling

    Revenues in the drilling segment were $88.0 million in the fourth quarter, 35 percent higher than the comparable period in the prior year and 19 percent higher than the preceding quarter. Operating income of $7.9 million was 3 percent higher than the comparable period in the prior year and 63 percent higher than the preceding quarter.

    Completion and workover

    Revenues in the completion and workover segment were $43.0 million in the fourth quarter, 45 percent higher than the comparable period in the prior year and 3 percent higher than the preceding quarter. Operating income of $8.5 million recorded in the fourth quarter was more than triple that posted for the comparable period in the prior year and was 9 percent higher than the preceding quarter.



                      W-H ENERGY SERVICES, INC.
           UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
          (in thousands, except share and per share amounts)

                         Three Months Ended          Year Ended
                             December 31,           December 31,
                       ----------------------- -----------------------
                          2004       2003 (1)     2004       2003 (1)
                       ----------- ----------- ----------- -----------

Revenues                 $130,997     $94,595    $462,428    $367,183

Costs and Expenses:
  Cost of revenues         75,906      55,177     269,897     209,118
  Selling, general and
   administrative          23,613      19,119      87,772      71,078
  Research and
   development              5,260       2,845      15,474      11,241
  Depreciation and
   amortization            12,111       9,836      45,665      36,032
                       ----------- ----------- ----------- -----------
      Total costs and
       expenses           116,890      86,977     418,808     327,469

      Operating income     14,107       7,618      43,620      39,714

Other (income)
 expenses:
  Interest expense,
   net (2)                  1,929       2,308      11,117       8,092
  Other (income)
   expense, net               (27)         41         (94)         76
                       ----------- ----------- ----------- -----------
      Income before
       income taxes        12,205       5,269      32,597      31,546

Provision for income
 taxes                      4,697       2,074      12,548      12,308
                       ----------- ----------- ----------- -----------
      Income from
       continuing
       operations           7,508       3,195      20,049      19,238

Income (loss) from
 discontinued
 operations, net of
 tax                       (1,402)       (241)     (2,126)         23
                       ----------- ----------- ----------- -----------
      Net income           $6,106      $2,954     $17,923     $19,261
                       =========== =========== =========== ===========

Earnings (loss) per
 common share:
  Basic:
    From continuing
     operations             $0.27       $0.12       $0.73       $0.71
    From discontinued
     operations             (0.05)      (0.01)      (0.08)          -
                       ----------- ----------- ----------- -----------
      Total                 $0.22       $0.11       $0.65       $0.71
  Diluted:
    From continuing
     operations             $0.26       $0.11       $0.71       $0.69
    From discontinued
     operations             (0.05)          -       (0.07)          -
                       ----------- ----------- ----------- -----------
      Total                 $0.21       $0.11       $0.64       $0.69

Weighted average
 shares outstanding:
  Basic                27,688,017  27,341,965  27,527,881  27,189,530
  Diluted              28,510,162  28,060,865  28,201,222  27,942,202

(1) Prior period statements of operations have been reclassified to reflect the impact of discontinued operations.

(2) Interest expense for the year ended December 31, 2004 includes a write-off of approximately $3.1 million ($1.9 million after tax) of non-cash financing costs associated with the Company's previous credit facility.


                      W-H ENERGY SERVICES, INC.
           UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
                            (in thousands)

                                             December 31, December 31,
                                                 2004       2003 (1)
                                             ------------ ------------

Assets:
  Cash and cash equivalents                      $10,448      $11,878
  Accounts receivable, net                       111,728       80,888
  Inventory                                       48,317       37,384
  Other current assets                            15,566       12,530
  Assets held for sale                                 -       30,652
                                             ------------ ------------
    Total current assets                         186,059      173,332

  Property and equipment, net                    235,317      201,176
  Other assets                                   127,235      126,817
                                             ------------ ------------
    Total assets                                $548,611     $501,325
                                             ============ ============


Liabilities and Shareholders' Equity:
  Accounts payable and accrued liabilities        64,498       42,508
  Current maturities of long-term debt                 -       10,763
  Liabilities associated with held for sale
   assets                                              -        5,511
                                             ------------ ------------
    Total current liabilities                     64,498       58,782

  Long-term debt, net of current maturities
   (2)                                           180,805      166,962
  Other liabilities                               34,713       28,121
                                             ------------ ------------
    Total liabilities                            280,016      253,865

  Shareholders' equity                           268,595      247,460
                                             ------------ ------------
    Total liabilities and shareholders'
     equity                                     $548,611     $501,325
                                             ============ ============

(1) The prior period balance sheet has been reclassified to reflect the impact of assets and liabilities held for sale.

(2) As of December 31, 2004, there was approximately $51 million available under the Company's revolving credit facility.


                      W-H ENERGY SERVICES, INC.
           UNAUDITED SEGMENTED AND SELECTED FINANCIAL DATA
                            (in thousands)

                                Three Months Ended     Year Ended
                                   December 31,       December 31,
                                ------------------ -------------------
                                  2004    2003 (1)   2004    2003 (1)
                                --------- -------- --------- ---------
SEGMENTED INFORMATION:
Revenue:
  Drilling                       $88,030  $65,059  $302,788  $242,085
  Completion and workover         42,967   29,536   159,640   125,098
                                --------- -------- --------- ---------
    Total revenue               $130,997  $94,595  $462,428  $367,183
                                ========= ======== ========= =========

Depreciation and amortization:
  Drilling                        $7,715   $6,299   $29,380   $23,237
  Completion and workover          4,326    3,466    16,011    12,476
  Corporate                           70       71       274       319
                                --------- -------- --------- ---------
    Total depreciation and
     amortization                $12,111   $9,836   $45,665   $36,032
                                ========= ======== ========= =========

Operating income:
  Drilling                        $7,864   $7,633   $22,651   $26,881
  Completion and workover          8,545    2,688    30,997    22,546
  Corporate                       (2,302)  (2,703)  (10,028)   (9,713)
                                --------- -------- --------- ---------
    Total operating income       $14,107   $7,618   $43,620   $39,714
                                ========= ======== ========= =========

(1) Prior period segmented and selected financial data has been reclassified to reflect the impact of discontinued operations.


                      W-H ENERGY SERVICES, INC.
          UNAUDITED RECONCILIATION OF NON-GAAP MEASURES (1)
               (in thousands, except per share amounts)

                                Three Months Ended     Year Ended
                                    December 31,       December 31,
                                ------------------- ------------------
                                  2004    2003 (2)    2004    2003 (2)
                                --------- --------- --------- --------

Income from continuing
 operations                       $7,508    $3,195   $20,049  $19,238

Write-off of non-cash financing
 costs                                 -         -     3,123        -
Less: Tax impact of write-off          -         -    (1,202)       -
                                --------- --------- --------- --------
  After tax write-off                  -         -     1,921        -

                                --------- --------- --------- --------
    Income from continuing
     operations excluding
     write-off                    $7,508    $3,195   $21,970  $19,238
                                ========= ========= ========= ========


Per diluted common share
 information:
  Income from continuing
   operations                      $0.26     $0.11     $0.71    $0.69
  After-tax write-off                  -         -      0.07        -
                                --------- --------- --------- --------
    Income from continuing
     operations before write-
     off                           $0.26     $0.11     $0.78    $0.69
                                ========= ========= ========= ========

(1) Management believes that the non-GAAP measures included within this press release are used by financial analysts and investors to provide comparative financial information regarding the continuing operations of the Company, particularly with regard to the Company's new credit facility that was obtained in June 2004. These measures should not be considered as an alternative to net income or any other measure of operating performance calculated in accordance with generally accepted accounting principles.

(2) Prior period financial information has been reclassified to reflect the impact of discontinued operations.


    W-H Energy is a diversified oilfield service company that provides products and services used primarily for the drilling, completion and production of oil and natural gas wells. The Company has onshore operations in the United States, Canada, Brazil, Europe, North Africa and the Middle East and offshore operations in the Gulf of Mexico, the North Sea, the Persian Gulf, the Gulf of Suez, the Mediterranean Sea and off the coast of Brazil.

    Statements in this press release that are not strictly historical are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements due to, among other things, the current and expected future prices of crude oil and natural gas, the level of exploration, development and production activity of, and the corresponding capital spending by, our customers, the development and implementation of new technologies and weather conditions in offshore markets. These risks are more fully described in W-H Energy Services, Inc.'s Annual Report filed on Form 10-K with the Securities and Exchange Commission. The Company disclaims any obligation to update the statements in this press release.


    CONTACT: W-H Energy Services, Inc., Houston
             Shawn M. Housley, 713/974-9071